Exhibit 99.1

News Release
Cory T. Walker
May 5, 2009	Chief Financial Officer
(386) 239-7250

BROWN & BROWN, INC. ANNOUNCES
IMPLEMENTATION OF SENIOR EXECUTIVE SUCCESSION PLAN

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) today announced that, consistent with its previously-disclosed executive succession plan, J. Hyatt Brown will retire effective July 1, 2009, from the position of Chief Executive Officer, and J. Powell Brown, currently the Company's President, has been appointed by the Company's Board of Directors to the additional position of  Chief Executive Officer effective July 1, 2009.

As previously disclosed, following his retirement from the position of Chief Executive Officer, J. Hyatt Brown plans to continue to serve as the Chairman of the Board of Directors, and also to continue to be involved in acquisitions and recruitment.

Chilton Varner, Chairman of the Compensation Committee of the Company’s Board of Directors and a member of its  Nominating/Corporate Governance Committee, remarked, “The Board is pleased that the transition of the CEO position is proceeding according to plan, and believes that Powell is well-equipped to serve in this capacity. Powell’s commitment to the fundamentals of the Company’s culture, and his experience in the insurance industry and with the Company, are strong positives.”

Mr. Powell Brown commented, “I look forward to the opportunity to work with our high-quality team members nationwide and in London in continuing our unwavering focus on serving our customers, enhancing our people and delivering value to our shareholders.”

Mr. Hyatt Brown added, “Based on 50 years of experience in the insurance industry, I believe the leadership team responsible for this Company’s operations is second to none.  I am confident that Powell will devote his utmost in time, talent and energy to grow and improve the organization, and I look forward to helping in whatever way I can, especially in the areas of acquisitions and recruitment.”

Jim Henderson, Vice Chairman and Chief Operating Officer of the Company commented, “I and the other members of the senior management of Brown & Brown look forward to continuing to work with Powell. The depth of his experience with the Company and the expansion of his responsibilities over his 14-year tenure with Brown & Brown will help to make the transition in July a seamless one.”

 J. Powell Brown has been the Company's President since January 2007 and has been a director since October 2007.  Prior to that time, he served as one of the Company's Regional Executive Vice Presidents since 2002.  Mr. Brown also serves on the Board of Directors of Camp Boggy Creek.

Brown & Brown, Inc. and its subsidiaries offer a broad range of insurance and reinsurance products and services, as well as risk management, third party administration, managed health care, and Medicare set-aside services and programs. Providing service to business, public entity, quasi-public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States' seventh largest independent insurance intermediary. The Company's Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements, including those relating to J. Hyatt Brown's retirement and J. Powell Brown's appointment to the position of Chief Executive Officer. These statements are not historical facts, but instead represent only the Company's current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the actual events may differ, possibly materially, from the anticipated events contemplated by these forward-looking statements. Further information concerning the Company and its business, are contained in the Company's filings with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.